WARRANT AGREEMENT
     THIS AGREEMENT, is dated as of this ___day of                      2008, by and between the PolyMedix, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC (the “Transfer Agent”).
     WHEREAS, the Company shall issue, in connection with its offering (the “Offering”) of units pursuant to a registration statement on Form S-1, as amended (Commission No. 333-151084) filed with the U.S. Securities and Exchange Commission, Series A Warrants (each a “Warrant” and collectively, the “Warrants”) to purchase one share of Common Stock, par value $0.001 per share of the Company (“Common Stock”) for every share of Common Stock purchased in the Offering. Such units shall separate upon a closing of the Offering into up to an aggregate of [                    ] shares of Common Stock and up to an aggregate of [                    ] Warrants.
     WHEREAS, the Company desires to appoint the Transfer Agent to act on its behalf in connection with the (i) issuance, transfer and exchange of the certificates representing the Warrants (the “Warrant Certificates”), (ii) the exercise of the Warrants by the holders thereof (together with any registered successors or assigns, the “Holders”) and (iii) the adjustment of the Warrants in certain events as contained herein;
     1. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following respective meanings:
          (a) “Exercise Period” shall mean the period commencing with the date hereof and ending on                     , 2013, unless sooner terminated as provided below.
          (b) “Exercise Price” shall mean $                     per share, subject to adjustment pursuant to Section 8 below.
          (c) “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.
          (d) “Trading Day” shall mean (i) any day on which the Common Stock is listed or quoted on its primary trading market, (ii) if the Common Stock is not then listed or quoted and traded on any eligible market (meaning any of the New York Stock Exchange, American Stock Exchange (“AMEX”) or The NASDAQ Global Market), then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (iii) if trading does not occur on the OTC Bulletin Board (or any successor thereto), any business day.
     2. APPOINTMENT OF TRANSFER AGENT. The Company hereby appoints the Transfer Agent as its agent to issue the Warrant Certificates, as set forth herein at the usual and customary rates under the agreements between the Company and the Transfer Agent, subject to resignation or replacement as provided herein. The Transfer Agent agrees to accept such appointment, subject to the terms and conditions as set forth herein and to issue, transfer and exchange the Warrant Certificates pursuant to the terms as provided for herein and to issue the certificates representing the appropriate number of shares of Common Stock (or other consideration) upon exercise of the Warrants. The Company agrees to issue and honor the

Warrants on the terms and conditions as herein set forth and to issue its Common Stock (or other securities) upon notice from the Transfer Agent of the proper exercise of any Warrant. The Transfer Agent is hereby empowered but not obligated to enforce any rights of the Holders for the benefit of any Holders, subject to the terms and conditions contained herein.
     3. ISSUANCE OF WARRANT CERTIFICATES.
          (a) Form of Warrant Certificate. All Warrants shall be issued substantially in the form of the Warrant Certificate annexed hereto as Exhibit A. The terms of any such Certificate are incorporated herein by reference.
          (b) Execution of Warrants. No Warrants shall have been duly and validly issued until a Holder has received a Warrant Certificate executed by the Chairman or President of the Company and the Secretary or Treasurer of the Company and such Warrant Certificate is countersigned by an authorized officer of the Transfer Agent. Any Warrant Certificates may be executed by the officers of the Company by means of a facsimile signature. The Transfer Agent shall maintain the register of all Holders.
          (c) Maximum Number of Warrants. The Company hereby authorizes the Transfer Agent to issue up to an aggregate of [                    ] Warrants pursuant to the Company’s written instruction and the terms hereof subject to adjustment as hereafter provided in Section 8 hereof.
          (d) Initial Holders. The Company shall deliver to the Transfer Agent a list of the names of the persons who shall be the initial Holders of the Warrants and the number of Warrants to which each such person is entitled. The Transfer Agent is hereby authorized by the Company to promptly issue Warrant Certificates for up to [                    ] Warrants upon receipt of the written request of the Company, which shall include the list referred to in the preceding sentence. The Company shall deliver to the Transfer Agent, along with this Warrant Agreement, a sufficient number of duly executed Warrant Certificates. The Warrant Certificates shall be completed and countersigned by the Transfer Agent and promptly mailed or delivered to the Holders pursuant to the terms hereof. When requested by the Transfer Agent, from time to time hereafter, the Company will execute additional Warrant Certificates in blank for the Transfer Agent to issue hereunder.
     4. EXERCISE OF WARRANT. The rights represented by a Warrant may, subject to Section 8 below, be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Transfer Agent at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):
          (a) The Warrant Certificate and an executed Notice of Exercise in the form attached hereto; and
          (b) Payment of the Exercise Price either in cash or by check (subject to the limitations in Section 4.2 below.
     Certificates for Exercise Shares purchased under a Warrant shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with the

Depository Trust Company through its Deposits and Withdrawal at Custodian (DWAC) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within a commercially reasonable amount of time from the delivery to the Transfer Agent of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above. A Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Transfer Agent. The Exercise Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date such Warrant has been exercised by payment to the Company through the Transfer Agent of the Exercise Price.
     The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
     To the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or the Transfer Agent or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it under a Warrant Certificate, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of a Warrant as required pursuant to the terms hereof.
          4.2 ISSUANCE OF NEW WARRANTS. Upon any partial exercise of a Warrant, the Transfer Agent, at the Company’s expense, will forthwith and, in any event within a commercially reasonable amount of time, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under such Warrant.
     5. COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by a Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by a Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of a Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
     6. CASHLESS EXERCISE. If at any time there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Exercise Shares by the Holder, then a Warrant may also be exercised at such time by means of a “cashless exercise” in which upon delivery of the Notice of Exercise and Warrant Certificate, the Transfer Agent will within three business days notify the Company. The Company will deliver to the Transfer Agent instructions for share delivery (using the calculation below) and the Holder shall be entitled to receive within ten business days of delivery of the Notice of Exercise and Warrant Certificate to the Transfer Agent a restricted certificate for the number of Exercise Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the VWAP on the Trading Day immediately preceding the date of such election;

(B)	=	the Exercise Price of such Warrant, as adjusted; and

(X)	=	the number of Exercise Shares issuable upon exercise of such Warrant in accordance with the terms of such Warrant by means of a cash exercise rather than a cashless exercise.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m.

(New York City time); (b)  if the OTC Bulletin Board is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the purchasers of a majority in interest of the shares of Common Stock issued in the Offering then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
     7. NO IMPAIRMENT. Except and to the extent as waived or consented to by each holder of Warrants, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and a Warrant Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.
     8. ADJUSTMENT OF EXERCISE PRICE AND SHARES.
          (a) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company), or the like, the number, class and type of shares available under a Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of a Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and type of shares or other property as the Holder would have owned had a Warrant been exercised prior to the event and had the Holder continued to hold such shares until the event requiring adjustment. The form of Warrant Certificate need not be changed because of any adjustment in the number of Exercise Shares subject to a Warrant.
          (b) If at any time or from time to time the holders of Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of a Warrant) shall have received or become entitled to receive, without payment therefor,
               (i) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than a dividend or distribution covered in Section 6(a)  above);
               (ii) any cash paid or payable otherwise than as a cash dividend; or

               (iii) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock pursuant to Section 6(a) above), then and in each such case, the Holder a Warrant will, upon the exercise of such Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property, as applicable, (including cash in the cases referred to in clauses (ii) and (iii) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.
          (c) Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Agreement and a Warrant Certificate and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of a Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.
          (d) Irrespective of any adjustment pursuant to this Section 8, the Warrant Certificates may continue to express the same price and number and kind of shares as are stated in the Warrant Certificates as initially issued.
     9. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of a Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of a Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall through the Transfer Agent, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of an Exercise Share by such fraction. “Fair Market Value” of one share of Common Stock shall mean (i) the average of the closing sales prices for the shares of Common Stock on AMEX or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten (10) consecutive trading days immediately preceding such date, or (ii) if AMEX is not the principal trading market for the shares of Common Stock, the average of the reported sales prices reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no sales price for such period, the last sales price reported by Bloomberg for such period, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if Fair Market Value cannot be calculated by the Company and provided to the Transfer Agent as of such date on any of the foregoing bases, the Fair Market Value shall be as determined by the Board of Directors of the Company in the exercise of its good faith judgment.
     10. FUNDAMENTAL TRANSACTIONS. If, at any time while a Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another entity, in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 6 above) (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of a Warrant, the same amount and kind of securities, cash or property, as applicable, as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Exercise Shares then issuable upon exercise in full of such Warrant (the “Alternate Consideration”). Following any transaction contemplated by this Section 10, the term Exercise Shares shall be deemed to refer to the shares for which such Warrant is thereafter exercisable in accordance with the provisions hereof. In addition, if holders of Common Stock are given a choice as to the securities, cash (which shall be treated in accordance with the preceding paragraph) or property to be received in a Fundamental Transaction (including a right to elect to receive any particular one or combination of more than one of the foregoing), then the Holder shall be given the same choice of consideration upon any exercise of a Warrant following such Fundamental Transaction, which choice of consideration can be made at the time of exercise at any time prior to the expiration of the Exercise Period.
          (a) AGREEMENT OF HOLDERS. Every Holder of a Warrant, by his acceptance thereof, consents and agrees with the Company, the Transfer Agent and every other Holder of a Warrant that the Company and the Transfer Agent may deem and treat the person in whose name the Warrant Certificate is registered as the Holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice or knowledge to the contrary.
     11. DUTIES OF TRANSFER AGENT.
          (a) No Representation by Transfer Agent. The Transfer Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Transfer Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

          (b) No Duty to Make Exercise Price Adjustment; Limits on Liability. The Transfer Agent shall not at any time be under any duty or responsibility to any Holder of Warrant Certificates to make or cause to be made any adjustment of the Exercise Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (a) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (b) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (c) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct.
          (c) Consultation with Counsel. The Transfer Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.
          (d) Evidence by Instrument. Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman, President, Chief Financial Officer, its Secretary, or Assistant Secretary, (unless other evidence in respect thereof is herein specifically prescribed). The Transfer Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.
          (e) Compensation for Transfer Agent Services. The Company agrees to pay the Transfer Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder and further agrees to indemnify the Transfer Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, reasonable costs and counsel fees, for anything done or omitted by the Transfer Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Transfer Agent’s gross negligence or willful misconduct.
          (f) Resignation of Transfer Agent. The Transfer Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Transfer Agent’s own gross negligence or willful misconduct), after giving 30 days’ prior written notice to the Company. At least 15 days prior to the date such resignation is to become effective, the Transfer Agent shall cause a copy of such notice of resignation to be mailed to the Holder of each Warrant Certificate at the Company’s expense. Upon such resignation, or any inability of the Transfer Agent to act as such hereunder, the Company shall appoint a new Transfer Agent in writing. The Company shall have complete discretion in the naming of a new Transfer Agent, who may be an affiliate, subsidiary or department of the Company, or any person used by the Company as transfer agent for the Common Stock. If the Company shall fail to make such appointment within a period of 15 days after it has been notified in writing of such resignation by the resigning Transfer Agent, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Transfer Agent.

          (g) Removal of Transfer Agent. The Company may, upon notice to the Holders, remove and replace the Transfer Agent for any reason.
          (h) Appointment and Duties of New Transfer Agent. After acceptance in writing of an appointment by a new transfer agent is received by the Company, such new transfer agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed. Any former Transfer Agent hereby agrees to cooperate with and deliver all records and Warrant Certificates to the new transfer agent at the direction of the new transfer agent and the Company.
          (i) Notification of New Transfer Agent. Not later than the effective date of an appointment of a new transfer agent by the Company, the Company shall file notice with the resigning or terminated Transfer Agent and shall forthwith cause a copy of such notice to be mailed to each Holder.
          (j) Successor to Transfer Agent. Any corporation into which the Transfer Agent or any new transfer agent may be converted or merged or any corporation resulting from any consolidation to which the Transfer Agent or any new transfer agent shall be a party or any corporation succeeding to the trust business of the Transfer Agent shall be a successor transfer agent under this Agreement without any further act. Any such successor transfer agent shall promptly cause notice of its succession as transfer agent to be mailed to the Company and to each Holder.
          (k) Acting in Other Capacity. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Company.
     12. NO STOCKHOLDER RIGHTS. Other than as provided in Section 5 or otherwise herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
     13. TRANSFER OF WARRANT. Subject to compliance with any applicable laws, this Agreement and any Warrant Certificate issued hereunder and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by the Holder.
     14. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. Upon receipt by the Transfer Agent of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, and (a) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (b) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Transfer Agent shall execute and deliver a new Warrant Certificate of like tenor. Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.
     15. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or the Transfer Agent at the address listed on the signature page hereto and to the Holder at the applicable address set forth on the books of the Transfer Agent or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other parties hereto.
     16. GOVERNING LAW. This Agreement Warrant shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties to this Agreement hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. Each of the parties to this Agreement irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
     17. AMENDMENT OR WAIVER. Any term of this Agreement or any Warrant Certificate may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company, the Transfer Agent and the holders of Warrants representing at least two-thirds of the number of shares of Common Stock then subject to outstanding Warrants, except that the amendment or waiver of any provision of Sections 6 or 10 shall require the written consent of the Company, the Transfer Agent and the holders of Warrants representing at least 90% of the number of shares of Common Stock then subject to outstanding Warrants. Notwithstanding the foregoing, (a) this Agreement and any Warrant Certificate may be amended and the observance of any term hereunder may be waived without the written consent of the Holder only in a manner which applies to all Warrants in the same fashion and (b) the number of Exercise Shares subject to a Warrant and the Exercise Price of a Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder. The Company and the Transfer Agent shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without the Holder’s written consent. No waivers of any term, condition or provision of this Agreement or any Warrant Certificate, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company and the Transfer Agent have executed this Agreement by their duly authorized officers as of the date first set forth above.

PolyMedix, Inc.

By:
Nicholas Landekic
President and Chief Executive Officer
[Corporate Seal]

170 N. Radnor-Chester Road, Suite 300
Radnor, PA 19087
Fax:
Email:

American Stock Transfer & Trust Company, LLC

By:

[Corporate Seal]
[ADDRESS]
Fax:
Email:

EXHIBIT A
WARRANT CERTIFICATE
                                         Warrants
POLYMEDIX, INC.
WARRANTS TO PURCHASE COMMON STOCK
VOID FOR ANY PURPOSE AFTER 5:00 PM , EASTERN TIME, ON                     , 2013

This Certificate certifies that, for value received,

or registered assigns, is the registered holder of the number of warrants (the “Warrants”) set forth above. Each Warrant entitles the registered holder thereof to purchase from PolyMedix, Inc., a Delaware corporation with its principal office at 170 N. Radnor-Chester Road, Suite 300, Radnor, Pennsylvania 19087 (the “Company”), on and after the issuance date one (1) fully paid and nonassessable share of the common stock, $0.001 par value per share, of the Company (the “Common Stock”), at exercise price of $           per share (the “Exercise Price”) upon surrender of this Warrant Certificate, with the form of election to purchase set forth on the reverse hereof properly completed and duly executed and payment of the Exercise Price at the principal office of the Transfer Agent, or its successors as Transfer Agent, as provided in the Warrant Agreement (the “Warrant Agreement”), dated ___, 2008 by and between the Company and American Stock Transfer & Trust Company, LLC (the “Transfer Agent”), a copy of which may be obtained from the Company, by a written request from the registered holder hereof or which may be inspected by any registered holder or his or her agent at the principal office of the Company. Payment of the Exercise Price may be made at the option of the registered holder in wire transfer, cash, by certified or official bank check payable to the order of the Company.
     The Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Warrants set forth above are based on the Common Stock of the Company outstanding as of the issuance date of this Warrant Certificate and are subject to adjustment as provided in Section 8 of the Warrant Agreement.
     Upon surrender of this Warrant Certificate and payment of the Exercise Price, the Company shall issue and cause to be delivered to the registered holder of this Warrant Certificate a certificate for the number of shares of Common Stock issuable for the Warrants then being exercised as provided in the Warrant Agreement.
     No Warrant may be exercised after 5:00 P.M., Eastern Time, on ___, 2013 (the “Expiration Date”). If such date is not a Trading Day as defined in the Warrant Agreement, the Expiration Date shall mean 5:00 P.M., Eastern Time, the next following Trading Day. To the extent not exercised and delivered to the Transfer Agent by the Expiration Date, the Warrants shall be null and void.
     The Company shall use commercially reasonable efforts to keep a registration statement (a “Registration Statement”) with respect to the issuance and sale of the Exercise Shares to the Holder, or such Holder’s valid assignee, in effect during the Exercise Period or such shorter period that will terminate when a Warrant has been exercised, and during such time period shall use commercially reasonable efforts to obtain the prompt withdrawal of any stop order suspending the effectiveness of any such Registration Statement. At any time during which the Exercise Shares are included in a then-effective Registration Statement, the Company may suspend the ability of the Holder to exercise a Warrant in any manner contemplated by this Agreement and a Warrant Certificate, for a reasonable period or periods (a “Black-out Period”), in the event that (i)(a) an event occurs and is continuing as a result of which the Registration Statement including the Exercise Shares, any related prospectus or any document incorporated therein by reference as then amended or supplement would, in the Company’s good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) the

Company determined in its good faith judgment that the disclosure of such event at such time would be to the detriment of the business, operations or prospects of the Company or the disclosure otherwise relates to a business transaction, operations or other material event which has not yet been publicly disclosed, or (ii) the Registration Statement is no longer effective and the holder is not permitted to sell Exercise Shares pursuant to any other registration statement or an exemption to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that in the event that a Black-out Period occurs subsequent to the one year anniversary of a Warrant’s date of issuance, such Warrant shall be exercised subject to the terms and conditions of Section 6 of the Warrant Agreement. Notwithstanding the foregoing provisions of this paragraph, (i) if a Holder is not able to exercise a Warrant because the Company has implemented a Black-out Period, then the Exercise Period shall be extended for the number of calendar days covered by such Black-out Period and (ii) the Company will use commercially reasonable efforts to ensure that the aggregate number of days covered by Black-out Periods shall not last for more than twenty (20) consecutive days or exceed sixty (60) in a particular calendar year; provided, however, that the holder may not receive any penalties, cash payments or any other liquidated damages for failure to deliver registered Exercise Shares so long as the Company has used commercially reasonable efforts to deliver the Holder the Exercise Shares as contemplated in Section 4 of the Warrant Agreement or otherwise complies with the covenants in this paragraph, and (c) if the Black-out Period is required because the Registration Statement is no longer effective and the Holder is not permitted to sell Exercise Shares pursuant to any other registration statement or an exemption to the registration requirements of the Securities Act of 1933, then the Exercise Period shall be extended until such Holder may sell such Exercise Shares.
     The further provisions of this Warrant Certificate set forth on the reverse hereof and the further provisions of the Warrant Agreement shall for all purposes have the same effect as if set forth fully at this place.
     This Warrant Certificate is not valid unless countersigned by the Transfer Agent.
     IN WITNESS WHEREOF, PolyMedix, Inc. has caused this Warrant Certificate to be duly executed under its corporate seal.
     Countersigned:
     American Stock Transfer & Trust Company, LLC as Transfer Agent

By:
Authorized Signature

Dated:
(SEAL)

PolyMedix, Inc.

By:
President

By:
Secretary

PolyMedix, Inc.
     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement, which is incorporated herein by reference. Please refer to the Warrant Agreement for a description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Transfer Agent, the Company and the registered holders of the Warrants. In the event the registered holders do not comply with the terms of the Warrant Agreement, the Warrants shall immediately become null and void.
     The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price set forth on the face hereof may, under certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the Exercise Price in effect immediately prior to such event shall be adjusted so that the registered holder of each Warrant may receive the number of shares of Common Stock of the Company to which it would have been entitled upon such action if such registered holder had so exercised the Warrant immediately prior to the event. No fractional shares of Common Stock will be issued upon exercise of the Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Company shall pay an amount in cash as provided in the Warrant Agreement.
     Upon surrender of this Warrant Certificate and similar Warrant Certificates at the principal office of the Transfer Agent, by the registered holder hereof in person or by an attorney duly authorized in writing, such Warrant Certificates may be transferred or exchanged in the manner and subject to the limitations provided in the Warrant Agreement, for another Warrant Certificate or Warrant Certificates of like tenor, evidencing in the aggregate the number of Warrants evidenced by the Warrant Certificates so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing. In the case of the exercise of less than all the Warrants represented hereby, the registered holder shall be entitled to receive upon surrender of this Warrant Certificate another Warrant Certificate or Warrant Certificates for the balance of the Warrants evidenced by this Warrant Certificate as provided in the Warrant Agreement.
     Prior to the exercise of any Warrant represented hereby, the registered holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.
     Receipt of this Warrant Certificate by the registered holder shall constitute acceptance of and agreement to all of the terms and conditions contained in the Warrant Agreement.
     The Company and the Transfer Agent shall treat the registered holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.
     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York. The registered holder hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. The registered holder irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Warrant in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum

NOTICE OF EXERCISE
Dated:                                         , 20___
     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ___ shares of Common Stock and hereby makes payment of $                     in satisfaction of the Exercise Price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

(please type or print in block letters)

Address

Signature

Tax Identification Number

ASSIGNMENT FORM
     (To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:	, 20___

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant Certificate representing the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.